As Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-132936-14

Information Supplement to the Pricing Supplement dated April 1, 2008 to Prospectus Supplement dated March 24, 2008
to Prospectus dated March 29, 2007

$250,000,000
ELEMENTSSM
Linked to the Credit Suisse Global Warming Index, Exchange Series
due April 10, 2023

The ELEMENTSSM Linked to the Credit Suisse Global Warming Index, Exchange Series due April 10, 2023 (the "Securities") do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by Credit Suisse, Nassau Branch based on the performance of the Credit Suisse Global Warming Index, Exchange Series, less an investor fee. The principal terms of the Securities are as follows:

Issuer:    Credit Suisse, acting through its Nassau Branch ("Credit Suisse").

CUSIP Number:    22542D407

Underlying Index:    The return on the Securities is linked to the performance of the Credit Suisse Global Warming Index, Exchange Series (Bloomberg symbol: CSGWMXTR) (the "Index"). The Index enables investors to participate in the performance of a selection of companies that have a focus on products or services related to minimizing global warming.

Payment at Maturity:    If your Securities have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market:    We have listed the Securities on NYSE Arca under the ticker symbol "GWO". If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities at Your Option:    Subject to the requirements described below, you may offer $2,500,000 stated principal amount (250,000 Securities) or more of your Securities to Credit Suisse for repurchase on any business day during the term of the Securities, beginning on April 8, 2008 and ending on March 17, 2023. If you elect to offer your Securities for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase of the Securities at Our Option:    We will have the right to repurchase the Securities in whole but not in part on any business day during the term of the Securities beginning April 7, 2011, if, at anytime on or after April 7, 2011, the principal amount of the Securities outstanding is $5,000,000 (500,000 Securities) or less. Upon such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics: Repurchase at Your Option:    You may offer your Securities to Credit Suisse for repurchase on any business day during the term of the Securities, beginning on April 8, 2008. To offer your Securities for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse no later than 5:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date and follow the procedures set forth under "Specific Terms of the Securities—Repurchase Procedures." If you fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your Securities. Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your Securities for repurchase no later than March 17, 2023. Repurchase at Our Option: If we exercise our right to repurchase the Securities, we will deliver an irrevocable call notice to The Depository Trust Company ("DTC") (the holder of the global note). The business day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

Valuation Date:    Valuation date means each trading day from April 9, 2008 to April 3, 2023 inclusive. We refer to April 3, 2023, as the "final valuation date." If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

(cover continued on next page)

Nuveen Investments		Merrill Lynch & Co.
As Agents for Credit Suisse

Information Supplement dated April 18, 2008
ELEMENTSSM and are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(continued from previous page)

Repurchase Date:    A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your Securities will be March 23, 2023. As such, you must offer your securities for repurchase no later than March 17, 2023.

Inception Date:    April 1, 2008.

Initial Settlement Date:    April 7, 2008.

Index Factor:    The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date and is equal to 416.40.

Fee Factor:    The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Trading Day:    A trading day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca, the Nasdaq Stock Market and the American Stock Exchange and (iii) trading is generally conducted on the markets on which the stocks underlying the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day:    A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

You may lose some or all of your principal if you invest in the Securities. See "Risk Factors" beginning on page PS-11 of the attached pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this information supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We sold $4,000,000 in principal amount of the Securities on the inception date through the agents named below and through one or more dealers purchasing as principals through the agents named below at 100% of their stated principal amount of $10.00 each. Additional Securities may be offered and sold from time to time through the agents named below and one or more dealers. We will receive proceeds equal to 100% of the offering price of Securities we issue and sell after the inception date.

Each agent named on the cover of this information supplement and any dealer in the initial and any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and Nuveen Investments LLC ("Nuveen Investments), each a member of the Financial Industry Regulatory Authority ("FINRA"), formerly known as the NASD, will receive a portion of the investor fee. Please see "Supplemental Plan of Distribution" in the attached pricing supplement for more information.

In this information supplement and in the attached pricing supplement, "we," "us" and "our" refer to Credit Suisse, including, as the context requires, acting through one of its branches.

This information supplement updates and supplements the information contained in the pricing supplement dated April 1, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 and should be read in conjunction with the pricing supplement, prospectus supplement and prospectus. Capitalized terms used but not defined in this information supplement have the meanings given to them in the pricing supplement.

Below is a list of the 50 exchange-listed companies comprising the Index as of April 18, 2008:

1.
AGCO Corporation
2.
Alexander & Baldwin, Inc.
3.
Andritz AG
4.
Apache Corporation
5.
Archer Daniels Midland Company
6.
Associated British Foods plc
7.
PT Astra International Tbk
8.
BASF AG
9.
BG Group plc
10.
Bunge Limited
11.
CenterPoint Energy, Inc.
12.
China Agri-Industries Holdings Limited
13.
China BlueChemical Ltd.
14.
CLARCOR Inc.
15.
Commercial Metals Company
16.
Danisco A/S
17.
Deere & Company
18.
The Dow Chemical Company
19.
Dowa Holdings Co., Ltd.
20.
Emerson Electric Co.
21.
Energen Corporation
22.
Eni SpA
23.
Entergy Corporation
24.
FIAT S.p.A.
25.
FMC Corporation
26.
Harbin Power Equipment Company Ltd.
27.
Hitachi Chemical Company, Ltd.
28.
Johnson Controls, Inc.
29.
Kinder Morgan Energy Partners, L.P.
30.
Kingspan Group plc
31.
Korea Gas Corporation
32.
MAN AG
33.
Methanex Corporation
34.
The Morgan Crucible Company plc
35.
Nissan Chemical Industries, Ltd.
36.
RPS Group plc
37.
Compagnie de Saint-Gobain
38.
Schnitzer Steel Industries, Inc.
39.
SEACOR Holdings Inc.
40.
SIG plc
41.
Sims Group Limited
42.
SPX Corporation
43.
Südzucker AG
44.
Syngenta AG
45.
USS Co., Ltd.
46.
Valeo SA
47.
Waste Connections, Inc.
48.
Waste Management, Inc.
49.
The Weir Group plc
50.
Xcel Energy Inc.

The list of Index Components will be available at http://www.csfb.com/institutional/csfb_holt/index.shtml no later than the 65th day following each Semi-Annual Rebalancing Effective Date. Reference to the "uniform resource locator" or "URL" in the preceding sentence is made as an inactive textual reference for informational purposes only; neither it nor other information found at this website is incorporated by reference into this information supplement.

$250,000,000
ELEMENTSSM
Linked to the Credit Suisse Global Warming Index, Exchange Series
due April 10, 2023

INFORMATION SUPPLEMENT

April 18, 2008

Nuveen Investments	Merrill Lynch & Co.

As Agents for

Credit Suisse

ELEMENTSSM and	are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP Number: 22542D407